EXHIBIT 99.1
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Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-4390

ANNE ST. PETER JOINS ENTERPRISE FINANCIAL BOARD OF DIRECTORS

St. Louis, July 18, 2011. Anne D. St. Peter has been named to the Enterprise Financial Services Corp (NASDAQ: EFSC) board of directors, according to an announcement by James J. Murphy, Jr., Chairman.

“The Board is delighted that Anne is joining us,” said Murphy, who is also Chairman and CEO of Murphy Co., a leading mechanical contracting firm based in St. Louis MO and Denver CO. “As an owner of a successful private business, Anne will contribute significant market insight and her deep experience in communications and marketing will be very helpful as Enterprise continues to raise its public profile.”

St. Peter is a co-founder of Global Prairie, an integrated marketing communications company with offices in Kansas, Missouri, Ohio, New York, Colorado and Texas. She has significant experience in the communications field, including building and managing high-performing global teams principally serving Fortune 100 clients in the food, healthcare, and biotechnology industries. She has led numerous award-winning campaigns and been recognized by PR Week as one of the leading communicators in the United States.

Prior to founding Global Prairie, St. Peter served on the global operating committee for Fleishman-Hillard, one of the world's largest communications agencies. While at Fleishman-Hillard, St. Peter served as the chair of its global healthcare practice and as general manager of the Kansas City office.
St. Peter is an active community leader in the Kansas City region. She is currently chair of the board of directors of the Greater Kansas City Community Foundation and chair of the board of directors of the Women's Intersport Network of Kansas City (WIN for KC). St. Peter is a past chair of the Greater Kansas City Chamber of Commerce and was only the third woman to serve in this capacity. In addition, she serves on the board of the Kansas City Area Life Sciences Institute, the Kansas City Sports Commission and Foundation, and the Midwest Research Institute. St. Peter is a trustee for The Pembroke Hill School. She is a graduate of Wellesley College.

St. Peter joins another prominent Kansas City executive, William H. Downey, on the Enterprise Board. Downey, Executive Vice Chairman, Great Plains Energy, Inc. and Kansas City Power & Light Co., commented, “Anne is a proven community leader and entrepreneur. Her understanding of the needs of successful businesses is a valuable asset for our Board. We welcome Anne's energy and enthusiasm.”
Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.